Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Annual Report on Form 10-KSB of Dotronix, Inc. of our report dual dated August 11, 2004 and September 27, 2004, relating to the financial statements of Dotronix, Inc. as of and for the years ended June 30, 2004 and 2003, and to incorporation by reference in the registration statements on Form S-8 (Nos. 33-64993 and 333-31020) and SB-2 filed on June 2, 2004.

/s/   Lurie Besikof Lapidus & Company, LLP
Minneapolis, Minnesota
October 8, 2004